MATTHEWS INTERNATIONAL CORPORATION

Two NorthShore Center

Pittsburgh, PA  15212

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FEBRUARY 21, 2013

The following information supplements and amends the proxy statement (the “Proxy Statement”) of Matthews International Corporation (“we,” “our,” the “Company” or “Matthews”) furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors (the “Board”) for the 2013 Annual Meeting of Shareholders and any adjournments or postponement thereof (the “Annual Meeting”). Capitalized terms used in this supplement to the Proxy Statement (the “Supplement”) and not otherwise defined have the meaning given to them in the Proxy Statement. This Supplement is being filed with the Securities and Exchange Commission and being made available to shareholders on February 4, 2013.

THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Only shareholders of record as of the close of business on December 31, 2012 are entitled to receive notice of and to vote at the Annual Meeting.

Supplemental Disclosure Concerning Proposal 2

The 2012 Equity Incentive Plan (the “Plan”), which is the equity compensation plan described in the Proxy Statement, will permit closer alignment of executive compensation with shareholder interests.  Through the various awards under the Plan, employees may acquire shares based on the achievement of certain goals.

In order to determine the number of shares of Common Stock to be authorized under the Plan, the Compensation Committee and the Board considered the needs by the Company for the shares and the potential dilution that awarding the requested shares may have on the existing shareholders.  As set forth in the Compensation Discussion and Analysis, the Compensation Committee consulted Pay Governance LLC as an independent compensation advisor to assist in this regard.  The compensation advisor examined a number of factors, including the Company’s burn rate and an overhang analysis, which the Compensation Committee considered.

As of December 31, 2012, approximately 335,492 shares of Common Stock remained available for future grant under the current 2007 Equity Incentive Plan (the “2007 Equity Incentive Plan”).  The Compensation Committee and the Board also considered the need for shareholder approval of the Plan to maintain the ability to make performance-based awards that comply with Internal Revenue Code Section 162(m).  The Compensation Committee recommended to the Board that 2,500,000 shares be authorized under the Plan.  If the Plan is approved, no further grants will be made under the 2007 Equity Incentive Plan, so the 335,492 shares referred to above would no longer be available for future awards.  The Board is seeking shareholder approval for the Plan and the pool of shares available under the Plan, which it expects is sufficient for up to approximately five years of awards based upon the historic rates of awards by the Compensation Committee under the predecessor plans.  Such five year period would coincide with the need to obtain re-approval of a plan for Section 162(m) purposes.

The Compensation Committee and the Board also considered the burn rate with respect to Company equity awards.  The burn rate is the total equity awards granted by the Company in a fiscal year divided by the total Common Stock outstanding at the beginning of the year.  In fiscal 2010, 2011 and 2012, the Company made equity awards representing a total of 178,009 shares, 199,960 shares and 165,710 shares, respectively.  Using the ISS Proxy Advisory Services methodology for calculating burn rate, which applies a multiplier of 2.5 to any full value awards (like the restricted shares and performance restricted shares for which the participant does not pay for the shares) awarded by the Company, the Company’s three-year average (ISS adjusted) burn rate for equity grants made in fiscal 2010, 2011 and 2012 was 1.58%, which was less than half of the allowable burn rate of 3.88% under ISS policy, based on the Company’s industry group and volatility.  If the burn rate was not adjusted in accordance with ISS policy, the burn rate would decrease to 0.63%, which is below the median of 1.55% at S&P 1500 companies.  The Compensation Committee and the Board were satisfied that the Company’s burn rate over the past three years was an acceptable level and well below limits established by ISS and the median of S&P 1500 companies.

An additional metric that the Compensation Committee and the Board used to measure the cumulative dilutive impact of the equity program is overhang.  Overhang is defined as:

•	outstanding stock options, plus

•	outstanding full value awards, plus

•
the number of shares available for future grant under the Company’s 1994 Directors Fee Plan and the proposed Plan (disregarding the remaining 2007 Equity Incentive Plan shares because no future grants would be made if the Plan is approved),

•	collectively divided by the total outstanding shares of Common Stock as of the record date.

As of December 31, 2012, the Company had 821,358 outstanding stock options, 695,456 outstanding full value restricted and performance restricted shares, and 99,955 shares available for future grant under the Company’s 1994 Directors Fee Plan, plus 2,500,000 shares available for future grant under the proposed Plan.  As of that date, the Company had 27,674,765 outstanding shares of Common Stock.  This results in an overhang of 14.88%.

Because Proposal 2 does not contemplate the amount or timing of specific equity awards in the future, it is not possible to calculate with certainty the number of years of awards that will be available and the amount of subsequent dilution that may ultimately result from such awards.  However, the current rationale and practices of the Compensation Committee with respect to equity awards is set forth in the “Long Term Incentive Compensation” section and elsewhere in the “Compensation Discussion and Analysis” in the Proxy Statement.

***

The inclusion of this information in this Supplement should not be regarded as an indication that the assumptions used to determine the number of additional shares will be predictive of actual future equity grants.  These assumptions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics with respective to certain equity-based awards, the extent of option exercise activity, and others described in our Form 10-K for the year ended September 30, 2012, and our Form 10-Q for the quarter ended December 31, 2012.

Voting and Changing Your Vote

IF YOU HAVE ALREADY VOTED BY PROXY AND DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO DO ANYTHING. YOUR VOTE WILL BE TABULATED AS YOU INSTRUCTED.

You may vote either in person at the Annual Meeting or by proxy as set forth in the Proxy Statement.  If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted.

A shareholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	attending the Annual Meeting and voting;

•	delivering a written notice, at the address given below, bearing a date later than that indicated on the proxy card, but prior to the date of the Annual Meeting, stating that the proxy is revoked; or

•	signing and delivering a subsequently dated proxy card prior to the vote at the Annual Meeting.

Shareholders of record should send any such written notice or new proxy card to:

Proxy Services
c/o Computershare Investor Services
P.O. Box 43102
Providence, RI 02940-5068

 Shareholders of record may request a new proxy card by calling Computershare Investor Services, toll free at 888-294-8217, or international callers at 781-575-3120.

If your shares are held in the name of a bank, broker or other holder of record, you should contact the holder of record to receive a new proxy card.